Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of HF Financial Corp. (333-103138, 333-83940, 333-50299 and 333-50313) pertaining to the HF Financial Corp. 2002 Stock Option and Incentive Plan, the Retirement Savings Plan, the 1991 Stock Option and Incentive Plan, and the 1996 Director Restricted Stock Plan of our report dated September 9, 2011, accompanying the consolidated financial statements and internal controls included in the Annual Report on Form 10-K of HF Financial Corp. for the fiscal year ended June 30, 2011.

Sioux Falls, South Dakota

September 9, 2011

www.eidebailly.com

200 E. 10th St., Ste. 500  |  P.O. Box 5125  |  Sioux Falls, SD 57117-5125  |  T 605.339.1999  |  F 605.339.1306  |  EOE